Exhibit 99.1
NEWS RELEASE

Contacts:
OSI Pharmaceuticals, Inc.	Burns McClellan, Inc. (representing OSI)
Kathy Galante (investors/media)	Justin Jackson (media)
Senior Director	Carney Noensie (investors)
Kim Wittig (media)	(212) 213-0006
631-962-2000
OSI PHARMACEUTICALS PROVIDES ADDITIONAL
INFORMATION ABOUT US SALES OF TARCEVA
- Reaffirms 2007 Global Tarceva Sales Guidance -
MELVILLE, NEW YORK – October 15, 2007 – OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) provided commentary today on third quarter U.S. Tarceva sales. The announcement follows the release of third quarter Tarceva® (erlotinib) U.S. net sales data by Genentech, Inc., the company’s U.S. partner for the distribution and sales of Tarceva, in their third quarter earnings press release. Roche, OSI’s partner for the distribution and sale of Tarceva outside the U.S., is scheduled to announce third quarter net international sales of Tarceva tomorrow morning.
Genentech reported third quarter U.S. net sales for Tarceva for the quarter ended September 30, 2007 were approximately $101 million, a 1% increase over the same quarter of last year. OSI stated that this quarter’s reported US net sales reflect an approximate $13 million reserve adjustment due to unusually high product returns related to expiring inventory returned to Genentech. U.S. gross sales for Tarceva for the third quarter of 2007 were up 12% over the same quarter last year, primarily related to price increases, while unit volume has remained approximately stable. Despite the impact of the reserve adjustment on U.S. sales over the last two quarters, with the continued growth of global sales, the Company reaffirmed 2007 worldwide guidance for Tarceva net sales of $855 to $860 million.
“We believe the unusual timing of product returns over the last two quarters appears to reflect an accumulation in the distribution channel of Tarceva inventory with near-term expiration dates in order to take advantage of a Tarceva return policy that takes into account recent price increases rather than the price originally paid for the product,” stated Michael G. Atieh, Chief Financial Officer of OSI Pharmaceuticals. “In response, Genentech has also adjusted their reserve rates for future sales and, in collaboration with them, we are examining their return policy for Tarceva. It should be noted that total returns since launch are approximately $30 million compared to cumulative U.S. net sales of approximately $1 billion.”
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicine and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products designed to extend life and/or improve the quality of life for patients with cancer and diabetes/obesity. The Company’s oncology programs are focused on developing molecular targeted therapies designed to change the paradigm of cancer care. OSI’s diabetes/obesity efforts are committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients in certain settings. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. For additional information about OSI, please visit http://www.osip.com.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA and other foreign review processes and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
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